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                                                                      EXHIBIT 11
                              INSTRON CORPORATION


          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                  (Unaudited)

                                                                 Three Months Ended                 Six months ended
                                                              -------------------------          -------------------------
                                                                July 1,         July 2,           July 1,          July 2,
                                                                 1995            1994              1995             1994
                                                               --------       ----------         --------        ---------
Net income                                                   $1,288,000      $  854,000        $1,902,000       $1,762,000
                                                             ===========     ===========       ===========      ===========


Primary earnings per share:

Weighted average number of common shares outstanding          6,331,555       6,288,107         6,313,545        6,288,107

      Add:  Shares arising from the assumed exercise
          of stock options (as determined under the
          Treasury Stock Method)                                 91,173          23,297            98,815           38,502
                                                             -----------     -----------       -----------      -----------


      Weighted average of common and equivalent shares        6,422,728       6,311,404         6,412,360        6,326,609
                                                             ===========     ===========       ===========      ===========


         Primary earnings per share                          $      .20      $      .14        $      .30       $      .28
                                                             ===========     ===========       ===========      ===========

      Fully diluted earnings per share (1):

         Weighted average of common and equivalent shares
         outstanding (as determined for the Primary
         earnings per share calculation above)                6,422,728       6,311,404         6,412,360        6,326,609

         Add:  Additional shares arising from the assumed
                  exercise of stock options (as determined
                 under the Treasury Stock Method)                     0               0                 0                0
                                                             -----------     -----------       -----------      -----------


      Weighted average of common and equivalent shares        6,422,728       6,311,404         6,412,360        6,326,609
                                                             ===========     ===========       ===========      ===========


         Fully diluted earnings per share
                                                             $      .20      $      .14        $      .30       $      .28
                                                             ===========     ===========       ===========      ===========

Note (1):  This calculation is submitted in accordance with the Securities Act of 1933 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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